Exhibit 99.1
ADC Therapeutics Reports Third Quarter 2026 Financial Results and Provides Operational Updates

Third quarter 2026 net product revenue of $21 million; cash and cash equivalents of $189.2 million as of September 30, 2026

Strategic financial restructuring strengthens balance sheet, extending expected cash runway into 2029

Abstracts accepted for presentation at ASH 2026, highlighting ZYNLONTA's potential across multiple B-cell malignancies

Tanabe’s marketing authorization application filing and sublicensing in Japan support anticipated regulatory and commercial milestones for ADC Therapeutics

LAUSANNE, Switzerland, November 9, 2026 – ADC Therapeutics SA (NYSE: ADCT) today reported full financial results for the third quarter ended September 30, 2026, and provided recent operational updates.

“During the third quarter, we made meaningful progress toward strengthening ADC Therapeutics' balance sheet and increasing strategic optionality while advancing clinical opportunities for ZYNLONTA®,” said Ameet Mallik, Chief Executive Officer of ADC Therapeutics. “In addition, we continue to deliver on sales while focusing on opportunities to expand ZYNLONTA's role in the treatment of B-cell malignancies to drive growth. With multiple abstracts accepted for presentation at ASH, including the full results from LOTIS-7, we look forward to highlighting the breadth of ZYNLONTA's clinical potential at this meeting.”

“As treatment options for patients with B-cell malignancies continue to evolve, we believe ZYNLONTA has an opportunity to play an important role in addressing significant unmet needs,” said Mohamed Zaki, M.D., Ph.D., Chief Medical Officer of ADC Therapeutics. “The upcoming LOTIS-7 Phase 1b and marginal zone lymphoma IIT data at ASH highlights the potential for ZYNLONTA to play an important role in the treatment of r/r DLBCL and indolent lymphomas. We plan to use these findings to guide our clinical development priorities and regulatory strategy.”

Third Quarter 2026 Operational Updates and Recent Milestones

Strategic financial restructuring strengthens balance sheet and supports continued investment in ZYNLONTA. In October 2026, the Company announced a comprehensive strategic financial restructuring that included an $86.6 million private investment in public equity (PIPE) financing with participation from new investor Bain Capital Life Sciences and existing investors Redmile, TCGX, and Nantahala Capital. As part of the PIPE, approximately 12.9 million common shares were issued, as well as 48 million warrants with a strike price of CHF 0.08. The Company also amended its HealthCare Royalty financing agreement to eliminate a $150 million change-of-control payment, amended its senior secured loan agreement to reduce outstanding principal by $68.5 million to $50 million, eliminated scheduled principal amortization and removed the minimum liquidity covenant.

These transactions strengthened the Company's capital structure, enhanced strategic optionality and extended the expected cash runway into 2029.

Multiple ZYNLONTA abstracts, including five oral presentations, to be presented at the 68th American Society of Hematology (ASH) Annual Meeting. Multiple abstracts highlighting ZYNLONTA’s potential across multiple B-cell malignancies have been accepted for presentation at ASH in December. Oral presentations will feature updated results from the Phase 1b LOTIS-7 trial evaluating ZYNLONTA in combination with glofitamab in relapsed or refractory large B-cell lymphoma; full results from the Phase 3 LOTIS-5 trial evaluating ZYNLONTA in combination with rituximab in relapsed or refractory diffuse large B-cell lymphoma (DLBCL); and investigator-initiated studies (IITs) in marginal zone lymphoma, mantle cell lymphoma and Waldenström macroglobulinemia.

Continued progress toward potential commercialization of ZYNLONTA in Japan. ADC Therapeutics’ Japanese licensing partner, Tanabe Pharma Corporation (formerly Mitsubishi Tanabe Pharma Corporation), has submitted a marketing authorization application with Japan’s Ministry of Health, Labor and Welfare for ZYNLONTA to treat patients with relapsed or refractory DLBCL after two or more lines of systemic therapy. Tanabe Pharma has also entered into an exclusive sublicensing agreement with Nippon Shinyaku Co., Ltd., for the commercialization of ZYNLONTA in Japan.

Third Quarter 2026 Financial Results

Product Revenues: Net product revenues were $21.0 million and $59.7 million for the third quarter and nine months ended September 30, 2026, as compared to $15.8 million and $51.2 million for the same periods in 2025. The increase period-over-period was primarily driven by volume increase.

License Revenues and Royalties: License revenue and royalties were $0.7 million and $2.1 million for the third quarter and nine months ended September 30, 2026, as compared to $0.7 million and $7.1 million for the same periods in 2025. The decrease for the nine-month period was primarily driven by a prior-year milestone received from our partner.

Cost of Product Sales: Cost of product sales was $2.0 million and $7.9 million for the third quarter and nine months ended September 30, 2026, as compared to $1.2 million and $4.1 million for the same periods in 2025. The increase in cost of product sales was primarily attributable to a change in focus of certain personnel costs from research and development clinical supply activities to commercial manufacturing activities.

Research and Development (R&D) Expense: R&D expense was $14.7 million and $52.0 million for the third quarter and nine months ended September 30, 2026, as compared to $26.8 million and $85.8 million for the same periods in 2025. The decrease in R&D costs was primarily driven by a reduction in spending on discontinued programs, completion of the IND-enabling activities for our PSMA-targeting ADC and lower ZYNLONTA spend. The decrease was also driven by a shift of certain personnel costs reflecting a change in focus from research and development activities toward commercial manufacturing and fulfillment activities. A total of $1.7 million for the quarter and $5.5 million for the nine-month period was allocated to cost of product sales ($1.0 million QoQ/$3.3 million YoY), inventory capitalization and selling and marketing expense.

Selling and Marketing (S&M) Expense: S&M expense was $8.7 million and $34.0 million for the third quarter and nine months ended September 30, 2026, as compared to $10.7 million and $31.4 million for the same periods in 2025. The decrease quarter-over-quarter was primarily due to lower marketing and advertising expenses. The increase for the nine-month period was primarily driven by higher cash-based retention and incentive awards.

General & Administrative (G&A) Expense: G&A expense was $10.7 million and $30.3 million for the third quarter and nine months ended September 30, 2026, as compared to $8.3 million and $27.1 million for the same periods in 2025. The increase period-over-period was primarily due to increased professional expenses, cash-based retention awards and share-based compensation expense, partially offset by lower wages and benefits.

Restructuring, impairment and other related costs: In connection with the strategic reorganization and workforce reduction announced in June 2026, we recognized $0.1 million in expense reversal for the third quarter and $2.6 million in employee severance and related benefit costs for the nine months ended September 30, 2026. In connection with the strategic reprioritization and restructuring plan announced in June 2025, we incurred $0.4 million and $13.5 million in restructuring, impairment and other related costs for the third quarter and nine months ended September 30, 2025, which consisted of $6.2 million in employee severance and related benefit costs, $6.4 million in non-cash impairment of assets and $0.8 million in retirement costs in connection with the close down of the UK facility.

Total Operating Expenses and Adjusted Total Operating Expenses: Total operating expenses were $36.1 million and $126.8 million for the third quarter and nine months ended September 30, 2026, as compared to $47.4 million and $161.9 million for the same periods in 2025, a reduction of 24% and 22%, respectively. On a non-GAAP basis, total adjusted operating expenses were $32.1 million and $112.1 million for the third quarter and nine months ended September 30, 2026, as compared to $45.0 million and $141.9 million for the same periods in 2025, a reduction of 29% and 21%, respectively. The reduction in total adjusted operating expenses was primarily driven by lower R&D expenses.

Net Loss and Adjusted Net Loss: Net loss for the third quarter and nine months ended September 30, 2026, was $25.3 million or $74.8 million, or a net loss of $0.16 and $0.48 per basic and diluted share, as compared to a net loss of $41.0 million and $136.2 million, or a net loss of $0.30 and $1.14 per basic and diluted share, for the same periods in 2025. On a non-GAAP basis, adjusted net loss for the third quarter and nine months ended September 30, 2026, was $8.8 million and $44.8 million, or a net loss of $0.06 and $0.29 per basic and diluted share, as compared to a net loss of $25.5 million and $78.2 million, or a net loss of $0.19 and $0.66 per basic and diluted share, for the same periods in 2025. The lower net loss and adjusted net loss were primarily due to lower operating expenses and, on a per basic and diluted share basis, by a higher number of weighted average shares outstanding. Net loss was also favorably impacted by the change in fair value of warrants and the cumulative catch-up adjustment of the Company’s deferred royalty obligation.

Cash and Cash Equivalents: As of September 30, 2026, cash and cash equivalents were $189.2 million, compared to $261.3 million as of December 31, 2025, a change primarily driven by cash used in operations. The Company has an expected cash runway into 2029.

About ADC Therapeutics

ADC Therapeutics (NYSE: ADCT) is a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs), transforming treatment for patients through our focused portfolio with ZYNLONTA® (loncastuximab tesirine-lpyl).

ADC Therapeutics' CD19-directed ADC ZYNLONTA received accelerated approval by the FDA and conditional approval from the European Commission for the treatment of relapsed or refractory diffuse large B-cell lymphoma after two or more lines of systemic therapy. ZYNLONTA is also in development in combination with other agents and in earlier lines of therapy.

Headquartered in Lausanne (Biopôle), Switzerland, with operations in New Jersey, ADC Therapeutics is focused on driving innovation in ADC development with specialized capabilities from clinical to manufacturing and commercialization. Learn more at https://adctherapeutics.com/ and follow us on LinkedIn.

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), this document also contains certain non-GAAP financial measures based on management’s view of performance including:

Adjusted total operating expenses
Adjusted net loss
Adjusted net loss per share

Management uses such measures internally when monitoring and evaluating our operational performance, generating future operating plans and making strategic decisions regarding the allocation of capital. We believe that these adjusted financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and facilitate operating performance comparability across both past and future reporting periods. These non-GAAP measures have limitations as financial measures and should be considered in addition to, and not in isolation or as a substitute for, the information prepared in accordance with GAAP. When preparing these supplemental non-GAAP measures, management typically excludes certain GAAP items that management does not believe are indicative of our ongoing operating performance. Furthermore, management does not consider these GAAP items to be normal, recurring cash operating expenses; however, these items may not meet the GAAP definition of unusual or non-recurring items. Since non-GAAP financial measures do not have standardized definitions and meanings, they may differ from the non-GAAP financial measures used by other companies, which reduces their usefulness as comparative financial measures.

Because of these limitations, you should consider these adjusted financial measures alongside other GAAP financial measures.

The following items are excluded from adjusted total operating expenses:

Share-Based Compensation Expense: We exclude share-based compensation expense from our adjusted financial measures because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued. Share-based compensation expense has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy.

Restructuring, Impairment and Other Related Costs: We exclude from our adjusted financial measures costs associated with our execution of certain strategies and initiatives to streamline operations, achieve targeted cost reductions or reprioritize research and development activities. These costs may include employee severance, contract termination costs, facility closing and exit costs, asset impairment charges (which are non-cash), and other costs that we believe do not represent the performance of our business or have a direct correlation to our ongoing or future business operations.

The following items are excluded from adjusted net loss and adjusted net loss per share:

Share-Based Compensation Expense: We exclude share-based compensation expense from our adjusted financial measures because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued. Share-based compensation expense has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy.

Certain Other Items: We exclude certain other significant items that we believe do not represent the performance of our business from our adjusted financial measures. Such items are evaluated by management on an individual basis based on both quantitative and qualitative aspects of their nature. While not all-inclusive, examples of certain other significant items excluded from our adjusted financial measures would be: restructuring, impairment and other related costs, changes in the fair value of warrant obligations and the effective interest expense associated with the senior secured term loan facility and the effective interest expense and cumulative catch-up adjustments associated with the deferred royalty obligation under the royalty purchase agreement with HealthCare Royalty Partners.

See the attached Reconciliation of GAAP Measures to Non-GAAP Measures for explanations of the amounts excluded and included to arrive at the non-GAAP financial measures.

About ZYNLONTA®
ZYNLONTA® is a CD19-directed antibody drug conjugate (ADC). Once bound to a CD19-expressing cell, ZYNLONTA is internalized by the cell, where enzymes release a pyrrolobenzodiazepine (PBD) payload. The potent payload binds to DNA minor groove with little distortion, remaining less visible to DNA repair mechanisms. This ultimately results in cell cycle arrest and tumor cell death.

The U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) have approved ZYNLONTA (loncastuximab tesirine-lpyl) for the treatment of adult patients with relapsed or refractory (r/r) large B-cell lymphoma after two or more lines of systemic therapy, including diffuse large B-cell lymphoma (DLBCL) not otherwise specified (NOS), DLBCL arising from low-grade lymphoma and also high-grade B-cell lymphoma. The trial included a broad spectrum of heavily pre-treated patients (median three prior lines of therapy) with difficult-to-treat disease, including patients who did not respond to first-line therapy, patients refractory to all prior lines of therapy, patients with double/triple hit genetics and patients who had stem cell transplant and CAR-T therapy prior to their treatment with ZYNLONTA. This indication is approved by the FDA under accelerated approval and in the European Union under conditional approval based on overall response rate and continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial. Please see full prescribing information, including important safety information about ZYNLONTA at www.ZYNLONTA.com.

ZYNLONTA is also being evaluated as a therapeutic option in combination studies in other B-cell malignancies and earlier lines of therapy.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "would", "expect", "intend", "plan", "anticipate", "believe", "estimate", "predict", "potential", "seem", "seek", "future", "continue", or "appear" or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to: the adequacy of the LOTIS-5 clinical trial data to support full regulatory approval and our ability to maintain accelerated approval in the United States and foreign jurisdictions for our product; our ability to identify and execute on potential regulatory and compendia pathways; the timing, content and outcome of meetings with and feedback or other communications provided by regulatory authorities including U.S. FDA including our ability to adequately address the serious concerns related to the LOTIS-5 trial results raised by the FDA at the recent pre-sBLA submission meeting; the timing, submission and outcome of an sBLA related to LOTIS-5 and potential approval; the actual and perceived benefit-risk profile for ZYNLONTA as studied in the LOTIS-5 trial; the assessment of the data from LOTIS-5 study, including additional analyses of outcomes observed for safety, efficacy and within key geographic regions and across certain patient sub-populations; the path for full regulatory approval for ZYNLONTA in the United States and foreign jurisdictions and into earlier lines of therapy; the timing and publication of the full LOTIS-7 trial data and potential NCCN compendia inclusion; future regulatory strategy for a Phase 3 trial for the combination of ZYNLONTA plus glofitamab and the timing and results of such trial; the timing and publication of the investigator-initiated trials studying FL and MZL and the potential NCNN compendia inclusion and regulatory strategy and the future opportunity; the impact, if any, from the various abstracts and presentations at ASH; whether Tanabe’s marketing authorization application filed with Japan’s Ministry of Health for ZYNLONTA will be accepted, the timing and potential approval of the marketing authorization application for ZYNLONTA in Japan, the timing and payment of future regulatory and commercial milestones related to Japan, Nippon Shinyaku ability to successfully commercialize ZYNLONTA in Japan and the amount of future revenue in Japan and related payments to ADCT; our expected revenue growth in 2027 and the Company's ability to sustain or grow ZYNLONTA revenue in the future; our expected cash runway into 2029; changes in our regulatory and commercial strategy; the ability of our partners to commercialize ZYNLONTA in foreign markets, the timing and amount of future revenue and payments to us from such partnerships and their ability to obtain or maintain regulatory approval for ZYNLONTA® in foreign jurisdictions; the timing and results of the Company's future clinical trials and investigator initiated trials; the timing and outcome of regulatory submissions for the Company's products or product candidates; actions by the FDA or foreign regulatory authorities; projected revenue and expenses; the Company's indebtedness, including HealthCare Royalty Management and Blue Owl and Oaktree facilities, and the restrictions imposed on the Company's activities by such indebtedness, the ability to comply with the terms of the various agreements and repay such indebtedness and the significant cash required to service such indebtedness; our ability to effect the proposed amendments to the HCR agreement and the loan agreement; the Company's ability to obtain financial and other resources for its research, development, clinical, and commercial activities; uncertainties related to a potential change in domicile from Switzerland to Delaware, including the outcome of tax analyses associated with such redomiciliation, the receipt of requisite shareholder approval, and the ability to complete the redomiciliation on the anticipated terms and timeline, if at all; and the uncertainties of international trade policies, including tariffs, sanctions, trade barriers and most favored nation drug pricing and the potential impact they may have on our business, financial condition, and results of operations. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K and in the Company's other periodic and current reports and filings with the U.S. Securities and Exchange Commission. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document.

ADC Therapeutics SA
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue
Product revenues, net	$21,006	$15,750	$59,673	$51,239
License revenues and royalties	710	677	2,142	7,060
Total revenue, net	21,716	16,427	61,815	58,299
Operating expense
Cost of product sales	(1,980)	(1,202)	(7,944)	(4,099)
Research and development	(14,738)	(26,803)	(51,981)	(85,821)
Selling and marketing	(8,674)	(10,688)	(33,954)	(31,388)
General and administrative	(10,736)	(8,326)	(30,333)	(27,103)
Restructuring, impairment and other related costs	62	(377)	(2,612)	(13,468)
Total operating expense	(36,066)	(47,396)	(126,824)	(161,879)
Loss from operations	(14,350)	(30,969)	(65,009)	(103,580)

Other income (expense)
Interest income	1,618	2,470	5,431	6,458
Interest expense	(13,733)	(13,392)	(39,590)	(38,619)
Other, net	1,161	925	24,331	946
Total other income (expense), net	(10,954)	(9,997)	(9,828)	(31,215)
Loss before income taxes	(25,304)	(40,966)	(74,837)	(134,795)
Income tax expense	—	—	—	(1,419)
Net loss	$(25,304)	$(40,966)	$(74,837)	$(136,214)

Net loss per share
Net loss per share, basic and diluted	$(0.16)	$(0.30)	$(0.48)	$(1.14)
Weighted average shares outstanding, basic and diluted	155,410,275	136,446,534	154,860,859	119,237,877

ADC Therapeutics SA
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	September 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$189,204	$261,338
Accounts receivable, net	28,417	29,117
Inventory	5,626	4,184
Prepaid expenses	12,144	5,612
Other current assets	3,187	6,084
Total current assets	238,578	306,335
Non-current assets
Inventory, long-term	15,045	14,301
Operating lease right-of-use assets	1,003	1,297
Other long-term assets	1,237	1,217
Total assets	$255,863	$323,150

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$5,582	$9,175
Accrued expenses and other current liabilities	64,743	57,988
Senior secured term loans, current portion	7,800	3,000
Total current liabilities	78,125	70,163

Deferred royalty obligation, long-term	303,488	322,525
Senior secured term loans, long-term	108,304	112,452
Warrant obligations	5,381	—
Other long-term liabilities	9,738	3,844
Total liabilities	505,036	508,984

Total shareholders’ (deficit) equity	(249,173)	(185,834)

Total liabilities and shareholders’ (deficit) equity	$255,863	$323,150

ADC Therapeutics SA
Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)
(in thousands, except for share and per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
(in thousands)	2026	2025	Change	% Change	2026	2025	Change	% Change
Total operating expense	$(36,066)	$(47,396)	$11,330	(24)%	$(126,824)	$(161,879)	$35,055	(22)%
Adjustments:
Share-based compensation expense (i)	4,090	1,999	2,091	105%	12,066	6,482	5,584	86%
Restructuring charges (v)	(62)	377	(439)	(116)%	2,612	7,054	(4,442)	(63)%
Impairment charges (vi)	—	—	—	N/A	—	6,414	(6,414)	(100)%
Adjusted total operating expenses	$(32,038)	$(45,020)	$12,982	(29)%	$(112,146)	$(141,929)	$29,783	(21)%

	Three Months Ended September 30,		Nine Months Ended September 30,
in thousands (except for share and per share data)	2026	2025	2026	2025
Net loss	$(25,304)	$(40,966)	$(74,837)	$(136,214)
Adjustments:
Share-based compensation expense (i)	4,090	1,999	12,066	6,482
HCR warrants obligation, change in fair value expense (income) (ii)	1,222	—	(15,372)	—
Effective interest expense on senior secured term loan facility (iii)	4,477	4,396	12,482	12,455
Deferred royalty obligation interest expense (iv)	9,256	8,996	27,108	26,164
Deferred royalty obligation cumulative catch-up adjustment income (iv)	(2,506)	(321)	(8,907)	(517)
Restructuring charges (v)	(62)	377	2,612	7,054
Impairment charges (vi)	—	—	—	6,414
Adjusted net loss	$(8,827)	$(25,519)	$(44,848)	$(78,162)
Net loss per share, basic and diluted	$(0.16)	$(0.30)	$(0.48)	$(1.14)
Adjustment to net loss per share, basic and diluted	0.10	0.11	0.19	0.48
Adjusted net loss per share, basic and diluted	$(0.06)	$(0.19)	$(0.29)	$(0.66)
Weighted average shares outstanding, basic and diluted	155,410,275	136,446,534	154,860,859	119,237,877

(i)Share-based compensation expense represents the cost of equity awards issued to our directors, management and employees. The fair value of awards is computed at the time the award is granted and is recognized over the requisite service period less actual forfeitures by a charge to the statement of operations and a corresponding increase in additional paid-in capital within equity. These accounting entries have no cash impact.

(ii)Change in the fair value of the HCR warrants obligation results from the valuation at the end of each accounting period. There are several inputs to these valuations, but those most likely to result in significant changes to the valuations are changes in the value of the underlying instrument (i.e., changes in the price of our common shares) and changes in expected volatility in that price. These accounting entries have no cash impact.
(iii)Effective interest expense on senior secured term loans relates to the increase in the value of our loans in accordance with the amortized cost method.
(iv)Deferred royalty obligation interest expense relates to the accretion expense on our deferred royalty obligation pursuant to the royalty purchase agreement with HCR and cumulative catch-up adjustments related to changes in the expected payments to HCR based on a periodic assessment of our underlying revenue projections.
(v)Restructuring charges consist primarily of employee severance costs associated with the strategic reorganization and workforce reduction announced on June 24, 2026; and restructuring and impairment costs consist of employee severance, contract termination costs and other costs associated with the close down of the UK facility in connection with the strategic reprioritization and restructuring plan approved by the Board of Directors on June 11, 2025 ("2025 Restructuring").
(vi)Impairment charges consist of write downs of long-lived and prepaid assets associated with the 2025 Restructuring. These accounting entries have no cash impact.

CONTACT:

Investors and Media
Nicole Riley
ADC Therapeutics
Nicole.Riley@adctherapeutics.com
+1 862-926-9040